UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  August 17, 2015

Commission File Number:  000-50768

ACADIA Pharmaceuticals Inc.
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
061376651
(IRS Employer Identification No.)

3611 Valley Centre Drive, Suite 300, San Diego, California 92130
(Address of principal executive offices)

858-558-2871
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 17, 2015, our Swiss subsidiary, ACADIA Pharmaceuticals GmbH, entered into a co-operation agreement and product schedule, collectively referred to as the manufacturing agreement, with BASF Pharma (Evionnaz) SA, or BASF. Under the manufacturing agreement, BASF has agreed to manufacture and supply pimavanserin tartrate, the active pharmaceutical ingredient of NUPLAZID™ (pimavanserin), for our commercial use.

The term of the manufacturing agreement extends through December 31, 2020 and will automatically renew for subsequent one year terms unless either party provides timely notice of its intent not to renew, or unless the manufacturing agreement is terminated earlier pursuant to its terms.

Either party may terminate the manufacturing agreement prior to expiration upon the uncured material breach by the other party or upon the dissolution or liquidation of the other party or if the other party makes an assignment for the benefit of its creditors. Additionally, ACADIA may terminate the manufacturing agreement in the event of a continuing force majeure event affecting BASF or if we cease development, marketing and sales of NUPLAZID. ACADIA also may terminate the manufacturing agreement for any reason on three months' prior notice to BASF.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the manufacturing agreement, which will be attached as an exhibit to a subsequent filing with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACADIA Pharmaceuticals Inc.

Date:   August 21, 2015
By:	/s/ Glenn F. Baity

Name: Glenn F. Baity
Title: Executive Vice President, General Counsel & Secretary